Exhibit 10.26

XCEL ENERGY INC.
2005 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT – ____ Grant

This Agreement, dated and effective____________, ____, by and between Xcel Energy Inc., a Minnesota corporation (together with its affiliates and subsidiaries, referred to as “Xcel Energy”) and [participant] (the “Participant”) evidences an award of restricted stock units and the applicable terms and conditions of the award.

1.             Units Awarded. Xcel Energy awards you as a Participant [#] restricted units of Common Stock of Xcel Energy (the “Initial Units”) pursuant to the Xcel Energy Inc. 2005 Long-Term Incentive Plan as amended and restated effective February 17, 2010 (the “Plan”), subject to the terms and conditions of the Plan and this Agreement.  As used in this Agreement, the term “Units” means the Initial Units [plus additional restricted stock units credited as dividend equivalents pursuant to Section 6 below].

2.             Term of Participation; Restrictions on Transfer .

(a)
The period during which you as a Participant will have opportunity to realize value from an award of Units commences on the effective date of this Agreement (the “Commencement Date”) and will expire in full on _____________ (the “Measurement Date”).

(b)
The Governance, Compensation and Nominating Committee of the Board of Directors (the “Committee”) is designated as the Plan administrator. The Committee, however, has delegated certain administrative duties to the Chief Executive Officer and the Executive Compensation department of Xcel Energy.

(c)
The Committee shall have the authority to determine, at any time during the Restricted Period, due to capitalization requirements of Xcel Energy or other factors, that the Units may be converted to equivalent shares of Common Stock of Xcel Energy containing similar restrictions on transfer.

(d)	Units may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant during the period from the Commencement Date to the Settlement Date.

3.             Termination of Service. If your employment with Xcel Energy terminates for any reason, other than due to retirement, death or permanent and total disability, prior to the Settlement Date, all Units shall be forfeited on the date of your termination. If your employment with Xcel Energy terminates due to death or permanent and total disability, you (or your estate) will continue participating with no additional restrictions according to the terms and conditions of this Agreement.  If your employment with Xcel Energy terminates due to retirement (as defined under any retirement plan of Xcel Energy in which you participate) on or between the Measurement Date and the Settlement Date, you will continue participating with no additional restrictions according to the terms and conditions of this Agreement. If your employment with Xcel Energy terminates due to retirement (as defined under any retirement plan of Xcel Energy in which you participate) prior to the Measurement Date, you will continue your participation in the Plan on a pro-rata basis.

4.             Pro-rata Basis Calculation. The pro-rata basis participation calculation will prorate the number of Units otherwise payable to you as a Participant due to an occurrence of an event in Section 3 above.  The prorate factor is based on the number of whole months during which the Participant is actively employed with Xcel Energy during the term of the award divided by _______ (months).

5.             Accounting for Units. Each Unit, representing a hypothetical share of Xcel Energy Common Stock, is designed to approximate and track the fair market value price of one share of Xcel Energy Common Stock.  Each Unit is intended to represent an unfunded, unsecured promise to pay a benefit, if and when the Unit Vests. Any monetary value represented by the Unit is designed to remain among Xcel Energy’s general assets.

6.             Participant’s Rights. [An additional amount representing dividends payable (at the normal common stock declared dividend rate) on shares of Common Stock equal in number to the Units held by the Participant on a dividend record date after the Commencement Date and prior to Measurement Date shall be deemed reinvested in Common Stock and credited as additional Units as of the dividend payment date. Any additional Units will be subject to the same terms and restrictions applicable to other Units  in this Agreement. Aside from this right,] Participants have no other rights as a stockholder, including but not limited to the right to vote any Units.

7.             Vesting and Settlement of Units.

(a)	Units will vest only if; [Insert Performance Goals for the vesting of RSUs.]

If the Performance Goal is met on such Measurement Date, final certification by the Committee will be deemed the “Settlement Date”.

(b)
As soon as administratively feasible following the Settlement Date, Xcel Energy will pay to the Participant, in shares of Common Stock, an amount equal to the number of Units held on the Settlement Date, with a cash component representing fractional shares.  Alternatively, at the discretion of the Committee, Units may be paid to Participants in cash.

(c)
If the Participant dies prior to payment, and under Section 7(a) above or Section 9 below would otherwise be entitled to receive payment of an award, the Company shall pay the Participant’s designated beneficiary (if under the Plan the Participant has designated a beneficiary in writing delivered to the Xcel Energy Executive Compensation department) or if no beneficiary is designated, to the Participant’s estate the value of the awards.

(d)           Units are to be valued using the Fair Market Value of a share as defined in the Plan.

8.             Changes in Capitalization of Xcel Energy.  If there is any change in the character of outstanding Common Stock by reason of a stock dividend or distribution, stock split, capital reorganization, reclassification, combination or exchange of shares, or by reason of merger, consolidation, or other corporate reorganization, the Committee shall determine the appropriate adjustment to Participant’s Units, if any, needed to reflect such change.

9.             General Restrictions.  In the event a Change in Control occurs, as defined in the Plan, the Performance Goal will be deemed to have been met, and all outstanding Units shall be paid to Participants as soon as administratively feasible following determination of the Change in Control, but in no event later than two and a half months after the end of the calendar year in which the Change in Control occurs, according to the terms of the Plan.

10.           Recoupment.  Xcel Energy may recover any cash or shares awarded under this Agreement, or proceeds from the sale of such shares, to the extent required by any rule of the SEC or any listing standard of the New York Stock Exchange, including any rule or listing standard requiring recovery of incentive compensation in connection with an accounting restatement due to material noncompliance of Xcel Energy with any financial reporting requirement under the securities laws, which recovery shall be subject to the terms of any policy of Xcel Energy implementing such rule or listing standard; provided that, in any event, Xcel Energy may recover  cash or shares awarded under this Agreement, or proceeds from the sale of such shares, from a Participant who is terminated from Xcel Energy for fraud or misconduct.

11.           Withholding. Xcel Energy may require the Participant to remit to it, or may withhold from the award or from the Participant’s other compensation, an amount sufficient to satisfy any applicable federal, state, local tax, employment, FICA or other mandated withholding requirements in regard to the award in the year or years the award becomes taxable to the Participant. Participant may elect in accordance with the Plan to satisfy the withholding requirement, in whole or in part, by having Xcel Energy withhold Units from the award at the rate the Committee determines satisfies applicable withholding requirements of the Code. For this purpose, Units are to be valued using the Fair Market Value of a share as defined in the Plan.   If no election is made, the Participant will be deemed to have elected Units to be withheld.

12.           Plan and Plan Interpretations as Controlling. The Units hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee or its designee shall be binding and conclusive upon the Participant or his legal representatives with regard to any question arising hereunder or under the Plan.

13.           Participant Service. Nothing in this Agreement shall limit the right of Xcel Energy or any of its subsidiaries to terminate the Participant’s service as an officer or employee, or otherwise impose upon Xcel Energy or any of its subsidiaries any obligation to employ or accept the services of the Participant.

14.           Participant Acceptance. The Participant must accept the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy to Xcel Energy within the time frames specified by the Executive Compensation department.

15.           Mandatory Binding Arbitration. The Participant agrees that any and all disputes related to an award of Units including but not limited to, eligibility, vesting, distribution and payment, withholding, targets, effect of termination of employment or rights related to an amendment or termination of the Plan, will be subject to mandatory binding arbitration in Minneapolis, Minnesota before the American Arbitration Association. Participant agrees that the Participant will be responsible for bearing his or her share of the costs to arbitrate.

IN WITNESS WHEREOF, the parties hereto have caused this Restricted Stock Unit Agreement to be executed as of the date first above written.

XCEL ENERGY INC.

By:
Marvin E. McDaniel, Jr. - Vice President of Xcel Energy Services Inc.

ACCEPTED:

Participant Signature and Date